UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

Website Pros, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

12735 Gran Bay Parkway West, Building 200, Jacksonville, FL		32258
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 24, 2007, Darin Brannan resigned as Senior Vice President of Business and Corporate Development at Website Pros, Inc. (the “Company”), effective on October 31, 2007 (the “Separation Date”). Assuming Mr. Brannan’s position will be Tobias Dengel, who will continue in a senior role responsible for Business and Corporate Development. Mr. Dengel will report into Jeff Stibel, President of Website Pros. Since joining the Company in April 2005, Mr. Dengel has spearheaded business and corporate development efforts on numerous strategic and technology partnerships.

Also on October 24, 2007, the Company entered into a separation agreement with Mr. Brannan (the “Separation Agreement”), under which Mr. Brannan will receive a cash severance benefit in an amount equal to six (6) months of his base salary at the rate in effect immediately prior to the Separation Date, paid in the form of installments on the Company’s regular payroll dates for a period of six (6) months following the Separation Date. Additionally, Mr. Brannan will receive a bonus of $30,000 for his performance during the year ending December 31, 2007, to be paid in the first quarter of 2008.

Additionally, the vesting of all shares of Common Stock held by Mr. Brannan or subject to stock options held by Mr. Brannan as of the Separation Date shall be accelerated such that that the shares that would have vested had the Employee remained employed by the Company for six (6) months following the Separation Date shall vest and become immediately exercisable as of the date of the Separation Date. The post-termination exercise period and the term of such options have not been amended. Subject to certain limitations, the Company will continue Mr. Brannan’s coverage under the Company’s health, dental and vision plans for twelve (12) months. All of Mr. Brannan’s other benefits terminate on the Separation Date.

In exchange for these benefits, Mr. Brannan has agreed, in the Separation Agreement, to a general release of claims and certain confidentiality, non-competition and non-solicitation provisions, each for the benefit of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSITE PROS, INC.
(Registrant)

Date: October 24, 2007	/s/ Matthew P. McClure
Matthew P. McClure, Assistant Secretary